UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 28, 2008

ELDORADO ARTESIAN SPRINGS, INC.
 (Exact name of registrant as specified in its charter)

Colorado	0-18235	84-0907853
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1783 Dogwood Street Louisville, CO	80027
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 499-1316

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement.

On July 28, 2008, Eldorado Artesian Springs, Inc. (“Eldorado”) entered into a First Amendment dated July 15, 2008 (“Amendment”) to the Water Lease Agreement dated August 31, 2006 (“Agreement”) with Denver Wells, LLC (“Denver Wells”), extending the term of the original lease Agreement for two years, commencing on October 1, 2008 and continuing through September 30, 2010 (the “Extension Term”). During the Extension Term, Eldorado will lease 100 acre feet annually of nontributary ground water from Denver Wells at a cost of $70,000 for year three and $75,000 for year four. Denver Wells also agreed to lease Eldorado up to 200 additional acre feet of water per year, if needed, for an additional $700 per acre foot in year three and $750 per acre foot in year four. The third lease payment will be due on or about September 30, 2008 and the fourth lease payment will be due on or about September 30, 2009. All other terms in the original lease Agreement remain unchanged and were expressly affirmed in the Amendment, including Eldorado’s option to purchase 300 acre feet of water per year from the existing and operating well or wells at $10,000 per acre foot if purchased before December 31, 2006, subject to a 0.5% increase per month thereafter.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment which is filed as Exhibit 10.24 to this Current Report and incorporated herein by reference.

ITEM 9.01. Financial Statements and Exhibits.

(d)	Exhibits
	10.24	First Amendment to Water Lease Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Eldorado Artesian Springs, Inc.
Date: August 1, 2008	By:	/s/ Doug Larson

Doug Larson President

Exhibit Index

10.24	First Amendment to Water Lease Agreement